EXHIBIT 10.1
Dated as of March 9, 2006
David Gang
c/o WebMD, Inc.
111 Eighth Avenue
New York, NY10001
Dear David:
Reference is hereby made to the Letter Agreement dated as of April 28, 2005, as amended as of July 13, 2005 (collectively, the “Letter Agreement”), by and between WebMD, Inc. (the “Company” or “WebMD Health”) and you. The Company and you hereby agree to amend the Letter Agreement, pursuant to this amendment (the “Amendment”).
1. Relocation. Section 2(d) is amended by deleting the current Section 2(d) (including Annex/Attachment A), and adding a new Section 2(d) to read in its entirety as follows:
“(d)(i) It is hereby agreed that you will relocate the principal residence for you and your immediate family (ie, wife and son) to the New York City metropolitan area as promptly as practicable but no later than September 1, 2006, provided that you will continue to report to the New York City office during the period prior to such relocation.
(ii) The parties acknowledge that the Company will no longer be responsible for any amounts set forth on Annex/Attachment A previously included as part of the Agreement, which is hereby deleted. However, the Company will continue to pay for your temporary living expenses for a New York City apartment rental (on an after tax basis), through February 28, 2006 (such expenses are referred to as the “Temporary Living Expenses”).
(iii) In addition, in the event you relocate the principal residence for you and your immediate family as provided in Section 2(d)(i) by September 1, 2006, commencing September 1, 2006, the Company will provide you with a rent allowance (the “Rent Allowance”) of up to $11,000 per month (on an after tax basis), towards the payment of the rent for a New York City apartment (but not to exceed the actual monthly rent if the actual rent is less than $11,000 per month). The Rent Allowance will be paid during the period from September 1, 2006 through February 28, 2008 so long as you remain in the employ of the Company, except that notwithstanding the foregoing, you will be required to repay any amounts previously paid to you for the Rent Allowance if either of the following occurs: (A) after September 1, 2006 and prior to February 28, 2008 (other than following a termination of the Letter Agreement by the Company without Cause (as defined in the Letter Agreement) or as a result of your death), you relocate the principal residence for you and your immediate family outside of the New York City area, or (B) the Letter Agreement terminates for any reason prior to February 28, 2008, other than by the Company without Cause (as defined in the Agreement) or as a result of your death. In addition, in the event that you purchase a principal residence in the New York City area for you and your immediate family area by September 1, 2006 as provided in Section 2(d)(i), the Rent Allowance will also cease upon the closing of such purchase, except that the Company will continue the Rent Allowance for any month following the date of closing through February 28, 2007 if the

Lease Agreement remains in effect through February 28, 2007, subject to the provisions of Section 2(d)(iii)(B).
(iv) The Company agrees that the Company will provide you an allowance of $600 per week (on an after tax basis), for commutation expenses (car service, cabfare, airfare and personal meals) for each week that you travel to/from New York City and your home in Virginia through September 1. Such allowance will cease sooner than September 1, 2006, if you sooner relocate your principal residence as provided in Section 2(d)(i) above.”
2. 2005 Annual Bonus. You and the Company have agreed that notwithstanding the provisions of Section 2(b) of the Letter Agreement, the amount of any bonus you will be eligible to earn for the 2005 year will be determined by the Compensation Committee of the Board of Directors of the Company in its discretion after receiving the recommendation of the Chairman of the Board of the Company, and will be payable so long as you are employed by the Company on the applicable payment date, except as set forth in the last sentence of Section 2(b). The provisions of Section 2(b) will apply to future years.
3. Effectiveness. This Amendment will be effective as of March 9, 2006 (the “Effective Date”). Except as modified by this letter, the Letter Agreement remains in full force and effect.
Please acknowledge and confirm your acceptance of this Amendment by signing and returning one copy of this Amendment to Douglas Wamsley, WebMD, Inc., 111 Eighth Avenue, New York, NY 10001.

WEBMD, INC.
By:	/s/ Douglas Wamsley
Douglas Wamsley
Executive Vice President

Accepted and Agreed:
/s/ David Gang
David Gang

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